UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: February 28, 2009
SCHEDULE 13G	Estimated average burden hours per response. . 10.4

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Pinnacle Airlines Corp.

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

723443107

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 723443107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apollo Value Investment Master Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 1,035,375 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 1,035,375 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,035,375 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 4.7%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apollo Value Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 1,035,375 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 1,035,375 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,035,375 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 4.7%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apollo Value Advisors, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 1,035,375 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 1,035,375 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,035,375 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 4.7%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apollo Value Administration, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 1,035,375 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 1,035,375 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,035,375 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 4.7%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 723443107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apollo Strategic Value Master Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 784,625 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 784,625 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 784,625 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apollo SVF Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 784,625 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 784,625 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 784,625 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apollo SVF Advisors, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 784,625 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 784,625 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 784,625 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 723443107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Apollo SVF Administration, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 784,625 shares of Common Stock

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 784,625 shares of Common Stock

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 784,625 shares of Common Stock

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 3.6%

12.	Type of Reporting Person (See Instructions) OO

Item 1.
	(a)	Name of Issuer Pinnacle Airlines Corp. (the “Issuer”)
	(b)	Address of Issuer’s Principal Executive Offices 1689 Nonconnah Blvd., Suite 111 Memphis, Tennessee 38132

Item 2.
(a)

Name of Person Filing
Pursuant to a reorganization of the Apollo funds effective December 31, 2006, Apollo Value Investment Fund, L.P. (“AP Value”) and Apollo Value Investment Offshore Fund, Ltd. (“AP Offshore”) no longer directly hold shares in the Issuer. AP Value and AP Offshore are both limited partners of Apollo Value Investment Master Fund, L.P. (“VI Master Fund”). The shares held by AP Value and AP Offshore are now held by VI Master Fund.

This statement is filed by VI Master Fund, Apollo Value Advisors, L.P. (“Value Advisors”), Apollo Value Management, L.P. (“Value Management”), Apollo Value Administration, LLC (“Value Administration”), Apollo Strategic Value Master Fund, L.P. (“SV Master Fund”), Apollo SVF Advisors, L.P. (“SVF Advisors”), Apollo SVF Management, L.P. (“SVF Management”), and Apollo SVF Administration, LLC (“SVF Administration”).  Value Advisors serves as the managing general partner of VI Master Fund, Value Management serves as the manager of VI Master Fund, Value Administration serves as the administrative general partner of VI Master Fund, SVF Advisors serves as the managing general partner of SV Master Fund, SVF Management serves as the manager of SV Master Fund and SVF Administration serves as the administrative general partner of SV Master Fund.  VI Master Fund, Value Advisors, Value Management, Value Administration, SV Master Fund, SVF Advisors, SVF Management and SVF Administration are collectively referred to herein as the “Reporting Persons.”

	(b)	Address of Principal Business Office or, if none, Residence The principal office of each of the Reporting Persons is Two Manhattanville Road, Suite 203, Purchase, New York 10577.
(c)

Citizenship
Value Advisors, Value Management, SVF Advisors and SVF Management are each Delaware limited partnerships.  Value Administration and SVF Administration are both Delaware limited liability companies. VI Master Fund and SV Master Fund are both exempted limited partnerships registered in the Cayman Islands.

	(d)	Title of Class of Securities Common stock, par value $0.01 (the “Common Stock”).
	(e)	CUSIP Number 723443107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Not applicable.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned:
		VI Master Fund:	1,035,375 shares of Common Stock
		Value Advisors:	1,035,375 shares of Common Stock
		Value Management:	1,035,375 shares of Common Stock
		Value Administration:	1,035,375 shares of Common Stock
		SV Master Fund:	784,625 shares of Common Stock
		SVF Advisors:	784,625 shares of Common Stock
		SVF Management:	784,625 shares of Common Stock
		SVF Administration:	784,625 shares of Common Stock

Value Advisors, Value Management, Value Administration, SVF Advisors, SVF Management, SVF Administration, Apollo Value Capital Management, LLC, which is the general partner of Value Advisors, Apollo Value Management GP, LLC, which is the general partner of Value Management, Apollo SVF Management GP, LLC, which is the general partner of SVF Management, Apollo SVF Capital Management, LLC, which is the general partner of SVF Advisors, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the principal members of Apollo Value Capital Management, LLC, Apollo Value Management GP, LLC, Apollo SVF Capital Management, LLC, Apollo SVF Management GP, LLC and their respective members, disclaim beneficial ownership of all shares of the Issuer’s common stock in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

	(b)	Percent of class:
		VI Master Fund:	4.7%
		Value Advisors:	4.7%
		Value Management:	4.7%
		Value Administration:	4.7%
		SV Master Fund:	3.6%
		SVF Advisors:	3.6%
		SVF Management:	3.6%
		SVF Administration:	3.6%

The percentage amounts are based on 22,080,585 shares of Common Stock outstanding on September 30, 2006, according to the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2006.

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0 for all Reporting Persons.
		(ii)	Shared power to vote or to direct the vote
		VI Master Fund:	1,035,375 shares of Common Stock
		Value Advisors:	1,035,375 shares of Common Stock
		Value Management:	1,035,375 shares of Common Stock
		Value Administration:	1,035,375 shares of Common Stock
		SV Master Fund:	784,625 shares of Common Stock
		SVF Advisors:	784,625 shares of Common Stock
		SVF Management:	784,625 shares of Common Stock
		SVF Administration:	784,625 shares of Common Stock
		(iii)	Sole power to dispose or to direct the disposition of 0 for all Reporting Persons.
		(iv)	Shared power to dispose or to direct the disposition of
		VI Master Fund:	1,035,375 shares of Common Stock
		Value Advisors:	1,035,375 shares of Common Stock
		Value Management:	1,035,375 shares of Common Stock
		Value Administration:	1,035,375 shares of Common Stock
		SV Master Fund:	784,625 shares of Common Stock
		SVF Advisors:	784,625 shares of Common Stock
		SVF Management:	784,625 shares of Common Stock
		SVF Administration:	784,625 shares of Common Stock

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2007	APOLLO VALUE INVESTMENT MASTER FUND, L.P.

	By:	APOLLO VALUE ADVISORS, L.P.
Its Managing General Partner

		By:	APOLLO VALUE CAPITAL MANAGEMENT, LLC
Its General Partner

			By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 14, 2007	APOLLO VALUE ADVISORS, L.P.

	By:	APOLLO VALUE CAPITAL MANAGEMENT, LLC
Its General Partner

		By:		/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 14, 2007	APOLLO VALUE MANAGEMENT, L.P.

	By:	APOLLO VALUE MANAGEMENT GP, LLC
Its General Partner

		By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 14, 2007	APOLLO VALUE ADMINISTRATION, LLC

	By:	APOLLO VALUE ADVISORS, L.P.
Its Member Manager

		By:	APOLLO VALUE CAPITAL MANAGEMENT, LLC
Its General Partner

			By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 14, 2007	APOLLO STRATEGIC VALUE MASTER FUND, L.P.

	By:	APOLLO SVF ADVISORS, L.P.
Its Managing General Partner

		By:	APOLLO SVF CAPITAL MANAGEMENT, LLC
Its General Partner

			By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 14, 2007	APOLLO SVF ADVISORS, L.P.

	By:	APOLLO SVF CAPITAL MANAGEMENT, LLC
Its General Manager

		By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 14, 2007	APOLLO SVF MANAGEMENT, L.P.

	By:	APOLLO SVF MANAGEMENT GP, LLC
Its General Partner

		By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President

Date: February 14, 2007	APOLLO SVF ADMINISTRATION, LLC

	By:	APOLLO SVF ADVISORS, L.P.
Its Member Manager

		By:	APOLLO SVF CAPITAL MANAGEMENT, LLC
Its General Partner

			By:	/s/ Patricia M. Navis
Patricia M. Navis
Vice President